Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
July 15, 2016	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
Sunoco LP	Hamburg	San Francisco
Sunoco Finance Corp.	Hong Kong	Shanghai
8020 Park Lane	Houston	Silicon Valley
Suite 200	London	Singapore
Dallas, Texas 75231	Los Angeles	Tokyo
	Madrid	Washington, D.C
Milan

Re:     $600,000,000 Aggregate Principal Amount of 5.500% Senior Notes due 2020 and Related Guarantees

Ladies and Gentlemen:

We have acted as special counsel to Sunoco LP, a Delaware limited partnership (the “Partnership”), and Sunoco Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), in connection with the issuance by the Issuers of up to $600,000,000 aggregate principal amount of 5.500% Senior Notes due 2020 (the “Notes”), and the guarantees of the Notes (the “Guarantees”) by the entities set forth on Exhibit 1 hereto (the “Guarantors” and, excluding Aloha Petroleum Ltd., a Hawaii corporation, Sunoco Retail LLC, a Pennsylvania limited liability company, and MACS Retail LLC and Southside Oil, LLC, each a Virginia limited liability company, the “Covered Guarantors”), under an Indenture dated as of July 20, 2015 by and among the Issuers, the Guarantors and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of September 14, 2015 and the Second Supplemental Indenture dated as of April 7, 2016 (as so amended, the “Indenture”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 15, 2016 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, including the Amended and Restated Certificate of Limited Partnership of the Partnership (the “Partnership Certificate”), and the First Amended and Restated Agreement of Limited Partnership of Sunoco LP dated September 25, 2012, as amended (the “Partnership Agreement”), which, with your consent, we have assumed is (i)

July 15, 2016

a valid and binding agreement of the parties thereto, enforceable in accordance with the plain meaning of its terms, (ii) in full force and effect, and (iii) is the entire agreement of the parties pertaining to the subject matter thereof. With your consent, we have also relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, the Texas Business Organizations Code, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware and Texas, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters of Hawaii, Virginia and Pennsylvania law are addressed in the opinion of Cades Schutte LLP, Williams Mullen and Drinker Biddle & Reath LLP, respectively, and are also filed as exhibits to the Registration Statement. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes and the Guarantees have been authorized by all necessary corporate, limited liability company or limited partnership action, as applicable, of the Issuers and the Covered Guarantors and, when the Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Issuers in accordance with the terms of the Indenture and the exchange offer described in the Prospectus, the Notes and the Guarantees will be legally valid and binding obligations of the Issuers and the Guarantors, respectively, enforceable against the Issuers and the Guarantors in accordance with their terms.

Our opinion is subject to (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy and (e) the severability, if invalid, of provisions to the foregoing effect.

July 15, 2016

With your consent, we have assumed (a) that the Indenture and Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Issuers and the Covered Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Issuers and Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins

July 15, 2016

Exhibit 1

GUARANTORS

Delaware Entities

Aloha Petroleum LLC

Mid-Atlantic Convenience Stores, LLC

Susser Holdings Corporation

Susser Holdings, L.L.C.

Susser Petroleum Operating Company LLC

Susser Petroleum Property Company LLC

Sunoco, LLC

Stripes Holdings LLC

Texas Entities

Stripes LLC

Sunoco Energy Services LLC

Hawaii Entity

Aloha Petroleum, Ltd.

Virginia Entities

MACS Retail LLC

Southside Oil, LLC

Pennsylvania Entity

Sunoco Retail LLC